U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                   FORM 12b-25

                            SEC FILE NUMBER: 0-22661

                                  CUSIP NUMBER:

                           NOTIFICATION OF LATE FILING

                           (CHECK ONE)


                           _____    FORM 10-K
                           __x__    FORM 10-KSB
                           _____    FORM 11-K
                           _____    FORM 20-F
                           _____    FORM 10-Q
                           _____    FORM 10-QSB
                           _____    FORM N-SAR

Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: _______________________________

================================================================================
Part I - Registrant Information
================================================================================

Vector Energy Corporation
--------------------------
Full Name of Registrant

8303 Southwest Freeway, Suite 950
---------------------------------------------------------
Address of Principal Executive Office (street and number)

Houston, Texas   77074
------------------------
City, State and Zip Code



================================================================================
Part II - Rules 12b-25 (b) and (c)
================================================================================

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check Box if appropriate) __X__.


     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report or semi-annual report/portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report/portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) the accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable

================================================================================
Part III - Narrative
================================================================================

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, or N-SAR or portion thereof, could not be filed within the prescribed time period.

Certain third-party information required to complete the Form 10-KSB is not yet available. The registrant needs additional time to gather this information. Consequently, the registrant's Form 10-KSB could not be filed without unreasonable effort and expense.


================================================================================
PART IV - OTHER INFORMATION
================================================================================

(1) Name and telephone number of person to contact in regard to this notification

        name:                              Randal McDonald

        area code and phone number:        (713) 773-3284


(2) have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorted period that the registrant was required to file such reports) been filed? If the answer is no, identify report(s).

                                    __x__  yes

                                    _____  no


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                    _____ yes

                                    __x__ no

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results can not be made.

Vector Energy Corporation
--------------------------------------------
(NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


DATE     July 30, 2001              BY /s/ Randal B. McDonald
-----------------------             --------------------------
                                    Chief Financial Officer